UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 29, 2011
PROS Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)
Delaware
(State or other jurisdiction of incorporation)

001-33554	76-0168604
(Commission File Number)	(IRS Employer Identification No.)

3100 Main Street, Suite 900
Houston, TX	77002
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (713) 335-5151
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     Pursuant to an existing lease (as amended to date), PROS Holdings, Inc (the “Company”) leases from Houston Community College System (“HCCS”) its headquarters at 3100 Main Street, Houston Texas (the “Existing Lease). The Existing Lease was scheduled to expire on July 31, 2011. On July 29, 2011, the Company entered into a Third Amendment to the Office Lease (the “Lease Amendment”) with HCCS to extend the Company’s occupancy of the premises under the Existing Lease. The Lease Amendment provides, among other things, for a five year extension of the Existing Lease until September 30, 2016. Under the terms of the Lease Amendment, the Company will increase its leased space by approximately 10,500 square feet on January 1, 2012 for a total of approximately 83,700 square feet. The Lease Amendment provides that the base rental rate will be $94,550 per month until January 1, 2012, at which time the base rental rate will increase to $108,113 per month for the remainder of the term of the lease. The Lease Amendment provides for two options to further extend the term of the Existing Lease, as amended. One option provides for a 36 month extension, which can be increased by an additional 36 month period, and the second option provides for a 72 month extension, either of which are at the option of the Company. The Company will also be entitled to an allowance of approximately $1.5 million from HCCS for tenant improvements and will receive rent abatement in August 2011 and September 2011.
     The foregoing description of the Lease Amendment is qualified in its entirety by reference to the Lease Amendment, which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On July 29, 2011. the Company entered into the Lease Amendment as described in Item 1.01 above. The disclosure set forth above under Item 1.01 is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits
     10.1 Third Amendment to the Office Lease between the Company and Houston Community College System, dated July 29, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROS HOLDINGS, INC.
Date: August 3, 2011	/s/ Charles H. Murphy
Charles H. Murphy
Chief Financial Officer and Executive Vice President